Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

April 25, 2018

Construction Partners, Inc.

290 Healthwest Drive, Suite 2

Dothan, Alabama 36303

Re:	Initial Public Offering of Class A Common Stock of Construction Partners, Inc.

Ladies and Gentlemen:

We have acted as counsel to Construction Partners Inc., a Delaware corporation (the “Company”), in connection with the proposed offer and sale (the “Offering”) of up to 12,937,500 shares of Class A common stock, par value $0.001 per share, up to 6,750,000 shares of which are being offered by the Company (the “Company Shares”) and up to 6,187,500 shares (including up to 1,687,500 shares that may be sold by the Selling Stockholders upon the exercise of an option to purchase additional shares to be granted to the underwriters) of which (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) are being offered by SunTx CPI Expansion Fund, L.P., a Delaware limited partnership (“SunTx CPI”), SunTx Fulcrum Fund Prime, L.P., a Delaware limited partnership (“SunTx Fulcrum”), SunTx Fulcrum Dutch Investors Prime, L.P., a Delaware limited partnership (“SunTx Fulcrum Dutch”) and Squam Lake Investors IV, L.P., a Delaware limited partnership (together with SunTx CPI, SunTx Fulcrum and SunTx Fulcrum Dutch, the “Selling Stockholders”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on April 6, 2018 (Registration No. 333-224174) (as amended, the “Registration Statement”). The term “Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the offer and sale of the Shares.

We understand that the Shares are to be sold by the Company and the Selling Stockholders pursuant to the terms of an Underwriting Agreement (the “Underwriting Agreement”) in substantially the form filed as Exhibit 1.1 to the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed, including (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the form of Underwriting Agreement

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filed as Exhibit 1.1 to the Registration Statement, (iii) the Company’s Amended and Restated Certificate of Incorporation, (iv) the Company’s Amended and Restated Bylaws, (v) resolutions of the Board of Directors and stockholders of the Company relating to the Offering and the issuance of the Shares as provided to us by the Company and (vi) the stock record books of the Company as provided to us by the Company. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

Subject to the foregoing, we are of the opinion that:

1.	Upon (i) due action by a duly appointed committee of the Board of Directors of the Company to determine the price per share of the Company Shares and (ii) due execution and delivery of the Underwriting Agreement and issuance of the Company Shares against payment therefor in accordance with the Underwriting Agreement, the Company Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.

2.	The Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP